Exhibit 99.1

Aevi Genomic Medicine Provides Top-line Results from the SAGA Trial of AEVI-001

•	Trial did not meet primary endpoint (overall ADHD-RS), however showed encouraging trend in improvement at highest dose (400 mg BID)

Strong trend of efficacy in ADHD-RS inattention subscale (p=0.0515 vs placebo)

•	Clear signal of efficacy and benefit to patients

ADHD-RS response rate 70% (p=0.0067 vs placebo)

CGI-I response rate 57% (p=0.0155 vs placebo)

•	Well tolerated with no serious adverse events
•	Conference call scheduled for 8:30 AM ET

PHILADELPHIA, PA – (Marketwired) – 03/20/17 – Aevi Genomic Medicine, Inc. (NASDAQ: GNMX) (the Company) today announced top-line results from the SAGA trial of AEVI-001 (oral non-stimulant) in adolescents with mGluR mutation positive (mGluR+) ADHD.

AEVI-001 represents a novel paradigm of genomic diagnosis and treatment in neuropsychiatric disorders. The mGluR predictive biomarker enabled study of AEVI-001 in an adolescent ADHD sub-population with genetic mutations that disrupt the mGluR network and result in glutamate imbalance.

Although AEVI-001 did not meet the primary endpoint of reduction on the ADHD rating scale (ADHD-RS) compared to placebo, there was an encouraging improvement observed on the inattention subscale (p=0.0515). Additionally, in a pre-specified responder analysis of ADHD-RS improvement of 30% or more, AEVI-001 demonstrated a statistically significant and clinically meaningful improvement compared to placebo. 70% of patients treated with AEVI-001 met this response definition versus 42% on placebo (p=0.0067).

In a second pre-specified responder analysis of Clinical Global Impression of Improvement scale (CGI-I), a key secondary endpoint, AEVI-001 demonstrated a statistically significant and clinically meaningful improvement compared to placebo. 57% of patients treated with AEVI-001 achieved a score of much improved or very much improved compared to 33% on placebo (p=0.0155).

The safety analysis demonstrated that AEVI-001 was well tolerated at all doses. The majority of adverse events were generally mild to moderate in severity and there were no serious adverse events.

“While we are disappointed that the SAGA trial did not achieve statistical significance on the primary endpoint of improvement on ADHD-RS, we are very encouraged by the clinically and statistically significant results we achieved on the ADHD-RS and CGI-I responder analyses,” said Garry Neil, M.D., Chief Scientific Officer at Aevi Genomic Medicine. “There is a clear signal of efficacy and clinical benefit with AEVI-001 at the highest dose. The drug demonstrated a dose-response limited by the maximum dose of 400 mg BID and a favorable safety profile.

We remain committed to this program and our genomic approach, as we believe this is an important drug for patients with neuropsychiatric disorders. Moving forward we plan to explore higher doses, a refined genomic biomarker, and study pediatric patients which should enhance the response rates and effect size of AEVI-001. We look forward to discussing these results with the FDA and presenting the full data at the World Congress on ADHD in April.”

“More than 20% of patients with ADHD have an mGluR mutation and current therapies unfortunately do not meet the significant needs of all patients” said Robert L. Findling, M.D., M.B.A., Principal Investigator of the SAGA trial, Vice President of Psychiatry Services and Research at Kennedy Krieger Institute and Professor of Psychiatry and Behavioral Sciences at The Johns Hopkins University School of Medicine. “Although the SAGA trial did not meet its primary endpoint, the clinical results highlight a clear potential to benefit patients. I look forward to working with Aevi Genomics to better understand these results and further develop the molecule.”

Conference Call Details

Aevi Genomics will host a conference call today to discuss the results of the SAGA trial on Monday, March 20, 2017 at 8:30 AM EDT. Mike Cola, CEO and Garry Neil, M.D., CSO will present the data, next steps in development of AEVI-001, and take questions.

In order to participate in the conference call, please dial 1-866-777-2509 (domestic) or 1-412-317-5413 (international).

The live webcast can be accessed under “Events” in the Investors section of the Company’s website at www.aevigenomics.com or you may use the link: https://services.choruscall.com/links/gnmx170321.html

A replay of the call will be available two hours after the end of the conference on March 20,2017 through June 20, 2017. To access the replay, please dial 877-344-7629 (domestic) or 412-317-0088 (international) and reference the conference ID number: 10103458.

The archived webcast will be available for 90 days in the Investor section of Aevi Genomic Medicine’s website at www.aevigenomics.com.

We encourage participants to pre-register for the conference call using the following link. Callers who pre-register will be given a conference passcode and unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call start time.

To pre-register, go to: http://dpregister.com/10103458

About the SAGA Trial

The purpose of this multicenter, dose-optimized trial in adolescents with ADHD was to confirm the results from the Phase 1b GREAT study. The trial was designed as a randomized, double-blind, placebo-controlled, parallel-group study of AEVI-001 versus placebo in adolescent patients with ADHD who have genetic disorders impacting the mGluR network. The trial enrolled 101 patients (96 evaluable) between the ages of 12-17 years old. The primary and secondary endpoints in the trial were the change from baseline in the ADHD-Rating Scale Version 5 (ADHD-RS-5) Total Score and the percentage of subjects who responded as determined by the Clinical Global Impression of Improvement (CGI-I), respectively. Patients were randomized 1:1 to receive either a six-week course of AEVI-001 or placebo, with a one-week follow-up. Patients were enrolled from sites that participated in the recent phenotype/genotype study. More information on the SAGA trial is available at www.ClinicalTrials.gov (Identifier: NCT02777931).

AEVI-001 is an investigational agent that has not been approved by the U.S. FDA or any other regulatory agencies.

About AEVI-001

AEVI-001 is an oral non-stimulant pan selective activator/modulator of mGluRs. The molecule has excellent PK and metabolic profiles and crosses the blood brain barrier. In the Phase 1b GREAT trial, AEVI-001 demonstrated a strong efficacy signal in CGI-I and Vanderbilt rating scales in ADHD. There is significant human exposure as it was previously studied in vascular dementia by Nippon Shinyaku where the compound was shown to be safe and well tolerated.

Aevi Genomic Medicine is developing AEVI-001 as a potential treatment for a sub-population of ADHD patients with genetic mutations that disrupt the mGluR network and result in glutamate imbalance. Approximately 20 - 25% of pediatric ADHD patients are mGluR mutation positive thereby representing ~1.2 - 1.5 million patients eligible for treatment with AEVI-001.

The Company is exploring lifecycle opportunities for AEVI-001 for the treatment of patients with autism spectrum disorder (ASD) and pediatric generalize anxiety disorder (PGAD). In the US in 2012, 1 in 68 children were diagnosed with ASD (2012) increasing from 1 in 150 (2000)8. There is a high unmet need for pharmaceutical treatments for ASD as currently approved medications are indicated for symptoms of irritability in ASD patients. Approximately 17% of the ASD population is mGluR+ patients9. Approximately 3% of US children (3-17 years) have a current diagnosis of anxiety10. There is similar unmet treatment need due to limited pharmacotherapy options. Approximately 13% of pediatric anxiety patients are mGluR+ patients9.

About ADHD

In the United States, the CDC estimates that 6.4 million children 4-17 years of age (11%) have ever been diagnosed with ADHD.1 ADHD is one of the most common neurodevelopmental disorders of childhood. It is usually first diagnosed in childhood and often lasts into adulthood2.

DSM-V defines ADHD as a persistent pattern of inattention and/or hyperactivity-impulsivity that interferes with functioning or development.3 ADHD causes significant impairment in childhood and throughout the lifespan4, as well as increased mortality and psychosocial adversity5. There is no definitive management for ADHD; current management frequently includes a combination of educational support, behavioral interventions, and pharmacotherapy. Current standard of care is the stimulant class of medications including immediate- and extended-release methylphenidate and amphetamine; these products represent 90% of sales in the U.S. ADHD market 6. In 2016, U.S. ADHD pharmaceutical product sales were $11B growing at a compounded annual growth rate of ~2% from 2012 to 20166. However, while conferring benefit for many patients, currently available ADHD medications also have significant limitations including decreased appetite, weight loss, insomnia7.

About the ADHD-RS-5 and CGI-I Scale

The ADHD-RS-5 is a parent reported/clinician-rated scale that was developed to measure the behaviors of children with ADHD, with separate forms for children (ages 5-10 years) and adolescents (11-17 years). The scale consists of 18 items designed to reflect the symptomatology of ADHD based on the Diagnostic and Statistics Manual of Mental Disorders, Fifth Edition (DSM-5) criteria.

Two scales are used to capture the clinician’s global assessment. The CGI-I is an assessment of improvement in symptoms, relative to baseline and is based on reports from parents, subjects, and minimal direct observation. Scoring ranges from 1 (very much improved) to 7 (very much worse). The CGI-S scale is used to rate the severity of a subject’s condition on a 7-point scale ranging from 1 (Normal, not at all ill) to 7 (Among the most extremely ill subjects).

About Aevi Genomic Medicine, Inc.

Aevi Genomic Medicine, Inc. is dedicated to unlocking the potential of genomic medicine to translate genetic discoveries into novel therapies. Driven by a commitment to patients with pediatric onset life-altering diseases, the company’s research and development efforts leverages an internal genomics platform and an ongoing collaboration with the Center for Applied Genomics (CAG) at The Children’s Hospital of Philadelphia (CHOP).

In addition to the AEVI-001 programs, we are also progressing our second program, AEVI-002 into clinical development for Severe Pediatric Onset Crohn’s Disease.

More information on the company and pipeline is located on our website www.aevigenomics.com

Forward-looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as that term is defined in the Private Securities Litigation Reform Act of 1995, which include all statements other than statements of historical fact, including (without limitation) those regarding the Company's financial position, its development and business strategy, its product candidates and the plans and objectives of management for future operations. The Company intends that such forward-looking statements be subject to the safe harbors created by such laws. Forward-looking statements are sometimes identified by their use of the terms and phrases such as "estimate," "project," "intend," "forecast," "anticipate," "plan," "planning, "expect," "believe," "will," "will likely," "should," "could," "would," "may" or the negative of such terms and other comparable terminology. All such forward-looking statements are based on current expectations and are subject to risks and uncertainties. Should any of these risks or uncertainties materialize, or should any of the Company's assumptions prove incorrect, actual results may differ materially from those included within these forward-looking statements. Accordingly, no undue reliance should be placed on these forward-looking statements, which speak only as of the date made. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based. As a result of these factors, the events described in the forward-looking statements contained in this release may not occur.

CONTACT:

Aevi Genomic Medicine, Inc.

Brian Piper

Brian.Piper@aevigenomics.com

Westwicke Partners

Chris Brinzey

+1-339-970-2843

Chris.brinzey@westwicke.com

MEDIA INQUIRIES:

FTI Consulting

Irma Gomez-Dib

+1-212-850-5761

+1-415-706-9155

http://irma.gomez-dib@fticonsulting.com

Sources

1https://www.cdc.gov/ncbddd/adhd/data.html

2https://www.cdc.gov/ncbddd/adhd/facts.html

3https://www.nimh.nih.gov/health/topics/attention-deficit-hyperactivity-disorder-adhd/index.shtml

4Barkley RA, Fischer M, Smallish L, Fletcher K. (2006) Young adult outcome of hyperactive children: adaptive functioning in major life activities. J Am Acad Child Adolesc Psychiatry. 45(2):192-202.

5Barbaresi WJ, Colligan RC, Weaver AL, Voigt RG, Killian JM, Katusic SK. (2013) Mortality, ADHD, and psychosocial adversity in adults with childhood ADHD: a prospective study. Pediatrics. 131(4):637-44.

6IMS NSP

7Elia J, Kingsley K, Lam C, Takeda T, de Berardinis R, Laracy S, et al. (2013) Pharmacological treatment and prognosis of ADHD. In: ADHD: Clinical Management of Attention Deficit Hyperactivity Disorder. London, UK: Future Medicine LTD. 73-102.

8https://www.cdc.gov/ncbddd/autism/data.html

9Data on file, H. Hakonarson

10ttps://www.cdc.gov/childrensmentalhealth/data.html